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                                                                    Exhibit 12.1


                           NORDSTROM, INC. AND SUBSIDIARIES
                              EARNINGS TO FIXED CHARGES
                                   ($ in Thousands)


                                                                Year Ended January 31,
                                       ------------------------------------------------------------------------

                                           1993           1994           1995            1996           1997
                                       ------------   ------------   ------------   ------------   ------------
EARNINGS PER
 FINANCIAL STATEMENTS:                 $  136,619     $  140,418     $  202,958     $  165,112     $  147,505
   Add (Deduct):
    Provision for Income
      Taxes                                85,500         90,500        132,600        107,200         96,000
    Fixed Charges                          64,389         58,118         56,917         64,517         59,822
    Capitalized Interest                   (2,292)        (1,510)        (6,015)        (5,177)        (4,823)
                                       ------------   ------------   ------------   ------------   ------------

   Earnings for Computation            $  284,216     $  287,526     $  386,460     $  331,652     $  298,504
                                       ------------   ------------   ------------   ------------   ------------
                                       ------------   ------------   ------------   ------------   ------------

FIXED CHARGES:
   Interest Expense:
    Debt and Capitalized
      Leases                           $   48,263     $   40,780     $   39,095     $   46,676     $   43,653
    Equipment Leases
      Component                             4,125          4,043          3,567          3,057          1,901
    Operating Leases
      Component                            12,001         13,295         14,255         14,784         14,268
                                       ------------   ------------   ------------   ------------   ------------

   Total Fixed Charges                 $   64,389     $   58,118     $   56,917     $   64,517     $   59,822
                                       ------------   ------------   ------------   ------------   ------------
                                       ------------   ------------   ------------   ------------   ------------

RATIO OF EARNINGS
  TO FIXED CHARGES                           4.41           4.95           6.79           5.14           4.99
                                       ------------   ------------   ------------   ------------   ------------
                                       ------------   ------------   ------------   ------------   ------------
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